Exhibit 10.7

August 21, 2019

Allan Will

414 Sand Hill Circle

Menlo Park, CA 94025

Re: Executive Chairman position

Dear Allan,

This letter confirms our offer to you to become the Executive Chairman of EBR Systems Inc., a Delaware corporation (the “Company”). In this role, you will serve as Chairman of the Company’s Board of Directors (the “Board”). We look forward to your continued guidance and leadership.

Your new position is effective as of June 17, 2019, the start date of EBR’s new Chief Executive Officer. You will continue as an employee of the Company in this new position.

1.       Duties and Obligations. Your duties and obligations as Executive Chairman will include:

a.       Attendance and participation at meetings of the Board of Directors and any Board committees of which you are a member.

b.       Acting as chairman for meetings of the Board, and working with management and other Board members to prepare the agenda for such meetings.

c.       Leading the Board’s efforts on Company fundraising and partnership strategy.

d.       Assisting in the onboarding of the new CEO and related transitional matters.

e.       Consulting and advisory meetings with the CEO and/or the Company’s senior managers.

2.       Compensation. Your compensation in this position will be $100,000 per year and may be subject to periodic review and adjustment by the Board. The compensation will be paid as follows:

a.       Cash Compensation. You will be paid a monthly salary, which will initially be $2,712.67 (equivalent to $32,552 on an annualized basis).

480 Oakmead Parkway • Sunnyvale, CA 94085 • Tel: 408.720.1906 Fax: 408.720.1996

b.       Equity Compensation. The balance of your $100,000 compensation for the 24 months of your services after June 17, 2019 will be paid in the form of securities issued in the Company’s upcoming convertible note and warrant financing. Accordingly, the Company will issue you a convertible note as part of the financing in the principal amount of $134,896 (which is $200,000 minus two years of salary equal to $65,104). This will be applied toward your overall pro rata investment in the financing. The securities will vest on a quarterly basis over the next twenty-four months, subject to your continued service as Executive Chairman, and subject to repurchase by the Company of the unvested portion upon a termination of your service as Executive Chairman. Upon mutual agreement and subject to Board approval, a similar arrangement may be implemented for your service after June 2021, utilizing the most recent financing securities issued by the Company. We encourage you to consult with your tax adviser as to the tax implications to you of this arrangement.

3.       Stock Option Grant. In connection with the commencement of your position as Executive Chairman, the Company will grant you an option to purchase shares of the Company’s Common Stock (“Shares”) that will give you a total position of unvested option shares (including your existing unvested options) equivalent to 2.05% of the fully-diluted capitalization of the Company, immediately after the next financing currently in process. The new option will have an exercise price equal to the fair market value on the date of the grant. The option shares for the new option will vest at the rate of 1/48th of the total number of Shares per month. Vesting will, of course, depend on your continued service with the Company. The option will be a non-qualified option under the tax code and will be subject to the terms of the Company’s 2013 Equity Incentive Plan and the Stock Option Agreement between you and the Company.

In light of the Company’s commitment to grant you the new stock option referenced in the above paragraph, we have agreed that your existing option that is not yet fully vested (#OPT-64-2-NSO) will cease vesting as of June 17, 2019 and the unvested portion of such option as of June 17, 2019 (3,084,724 shares unvested) shall be cancelled.

In the event of a Change In Control (as defined in the Company’s 2013 Equity Incentive Plan), 100% of the then-unvested Shares subject to any outstanding options will accelerate and become fully-vested (other than options that are tied to specific performance milestones).

4.       Expenses. You shall be reimbursed for all reasonable travel expenses that you incur for attendance at Board meetings and for any related advisory activities outside of Board meetings, subject to providing documentation required by the Company’s reimbursement policies.

5.       Confidentiality and Competitive Services. As a Board member, during the course of your performance of services for the Company you will acquire confidential information of the Company, including without limitation information regarding the Company business operations, intellectual property, finances, selling techniques, customer lists, supplier lists, strategic opportunities and business strategy. By signing this letter, you hereby agree that you will not use or disclose any such confidential information, except as reasonably required in connection with your Board duties or as may be required by law.

In addition, as long as you remain on the Board, by signing this letter you also agree that you will not serve on the board of directors of, any other corporation or entity that is competitive with the business of the Company (as reasonably determined in good faith by the Company’s Board).

6.       Severance and Change of Control Agreement. You hereby consent to your transition to the position of Executive Chairman on the terms set forth in this letter, and acknowledge and agree that such change in position (and change in compensation) does not constitute an Involuntary Termination, under your Severance and Change of Control Agreement dated July 25, 2018. Such Severance and Change of Control Agreement remains in full force and effective until terminated in accordance with Section 6 thereof.

7.       Other Matters. As with all directors, your service as a director will be in accordance with the Company’s bylaws and applicable law. You will also be entitled to the continued benefit of the indemnification agreement that the Company has signed you.

8.       Entire Agreement. This offer letter and the documents referred to herein constitute the entire agreement and understanding of us with respect to the subject matter of this letter, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

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We look forward to the opportunity to work with you in this new role.

Very truly yours,

EBR Systems, Inc.

/s/ Trevor Moody
Trevor Moody, on behalf of the Board of Directors

Agreed and Accepted:

/s/ Allan Will	Date signed:	9/23/19
Allan Will